Exhibit 99.1

FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL

RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2011

Provides 2012 Full Year Financial Guidance and

Announces the Redemption of its 5.4 Percent 2014 Senior Notes

DAYTONA BEACH, Fla. – January 26, 2012 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2011.

“The historic finale of the 2011 Chase for the NASCAR Sprint Cup is a fitting end to a terrific season of motorsports racing that started with Trevor Bayne becoming the youngest driver to win the iconic Daytona 500,” stated ISC Chief Executive Officer Lesa France Kennedy. “We have great storylines and momentum for the launch of the 2012 NASCAR season. In addition to revving up the engines in Daytona, we are thrilled with the opening of our Hollywood Casino at Kansas Speedway on February 3rd. This is the first venture to monetize our vast real estate holdings and we expect it to be very successful for our shareholders.”

Ms. France Kennedy continued, “We are pleased with the solid full-year financial results reported, highlighted by increased operating and net income. We accomplished these solid results despite continued macroeconomic headwinds, in part from our disciplined focus on the cost-side of the business. We are also seeing positive results from our various consumer initiatives we have implemented.

“We believe our ticket pricing strategies and related consumer marketing programs, coupled with facility enhancements have helped stimulate renewals and advance sales for our events. For the 2011 season, we saw an increase in aggregate utilization rate at our motorsports facilities for the NASCAR Sprint Cup series events. In addition, our Phoenix’s fall race achieved a sell-out, the Company’s first sellout since 2008. These and other metrics confirm our belief that we are on the right path to a more normalized advanced ticket sales trend.”

Fourth Quarter Comparison

Total revenues for the fourth quarter ended November 30, 2011 increased to approximately $191.9 million, compared to revenues of approximately $191.0 million in the prior-year period. Operating income was approximately $49.2 million during the period compared to approximately $39.5 million in the fourth quarter of fiscal 2010. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•	The IZOD IndyCar Series event held Homestead-Miami in fiscal 2010 was not held in fiscal 2011.

-more-

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 2

•	The Fall NASCAR Sprint Cup and Nationwide series events held at Auto Club Speedway in fiscal 2010 fourth quarter, were realigned to Kansas and Chicagoland, respectively, in fiscal 2011 third quarter.

•	Also at Chicagoland, a NASCAR Sprint Cup, Nationwide and Camping World Truck series events that was held in the fiscal third quarter of 2010 were held in the fiscal 2011 fourth quarter.

•	A NASCAR Camping World Truck series event held at Phoenix in the fourth quarter of fiscal 2010 was held in the first quarter of fiscal 2011.

•

During the fourth quarter of fiscal 2011, the Company expensed approximately $1.3 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property. Similar costs had previously been capitalized.

•

During the fourth quarter of fiscal 2011, the Company recorded approximately $1.6 million, or $0.02 per diluted share, non-cash impairment charge on long-lived assets. By comparison, the 2010 fiscal fourth quarter includes non-cash impairment charges of approximately $7.8 million, or $0.10 per diluted share.

•

During the fourth quarter of fiscal 2010, the Company recognized approximately $7.3 million, or $0.09 per diluted share, related to an interest rate swap. In fiscal 2011, the remaining deferred interest rate swap balance is included in accumulated other comprehensive loss and is being amortized as interest expense over the 10-year term of private placement senior notes the Company issued in January 2011.

•

During the fourth quarter of fiscal 2010, the Company recognized approximately $6.5 million in expenses, or $0.08 per diluted share, related to a partial redemption of $150 million principal 5.4% Senior Notes maturing in 2014.

Net income for the fourth quarter was approximately $26.5 million, or $0.56 per diluted share, compared to net income of approximately $15.2 million, or $0.32 per diluted share, in the prior year period. Excluding the operating results from the Company’s equity investment; certain carrying costs related to the Staten Island property; and impairments of certain other long-lived assets, non-GAAP (defined below) net income for the fourth quarter of 2011 was $29.0 million, or $0.62 per diluted share. Non-GAAP net income for the fourth quarter of 2010 was $28.5 million, or $0.59 per diluted share.

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 3

Year-to-Date Comparison

For the year-ended November 30, 2011, total revenues were approximately $629.7 million, compared to approximately $645.4 million in 2010. Operating income for the fiscal year was approximately $133.2 million compared to approximately $122.2 million in the prior year.

Year-over-year comparability was impacted by:

•	The IZOD IndyCar Series events held at Kansas, Chicagoland, Watkins Glen, and Homestead, in fiscal 2010, were not held in fiscal 2011.

•	The Fall NASCAR Sprint Cup and Nationwide series events held at Auto Club Speedway in fiscal 2010 were realigned to Kansas and Chicagoland, respectively, in fiscal 2011.

•

During fiscal 2011, the Company expensed approximately $2.7 million, or $0.04 per diluted share, of certain ongoing carrying costs related to its Staten Island property. Similar costs had previously been capitalized.

•

The non-cash impairments of long-lived assets totaling approximately $4.7 million, or $0.06 per diluted share the Company recognized in fiscal 2011 was attributable to the removal of certain long-lived assets as part of ongoing capital improvements at its motorsports facilities. In fiscal 2010, the Company recognized non-cash impairments of long-lived assets totaling approximately $8.9 million, or $0.11 per diluted share.

•

During fiscal 2010, the Company recognized approximately $23.9 million, or $0.30 per diluted share, in expenses related to an interest rate swap. In fiscal 2011, the remaining deferred interest rate swap balance is included in accumulated other comprehensive loss and is being amortized as interest expense over the ten year term of private placement senior notes issued in January 2011.

•

During fiscal 2010, the Company recognized approximately $6.5 million in expenses, or $0.08 per diluted share, related to a partial redemption of $150 million principal 5.4 percent Senior Notes maturing in 2014.

•

During fiscal 2010, the Company had favorable tax settlements with certain states, where it de-recognized potential interest and penalties totaling approximately $6.3 million, or $0.13 per diluted share. This de-recognition of interest and penalties was recorded in income tax expense in its consolidated statement of operations. There were no comparable activities related to these settlements in the same period of fiscal 2011.

Net income for the year-ended November 30, 2011, was approximately $69.4 million, or $1.46 per diluted share, compared to net income of approximately $54.5 million, or $1.13 per diluted share, in 2010. Excluding the

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 4

operating results from the Company’s equity investment; certain carrying costs related to the Staten Island property; and impairments of certain other long-lived assets, non-GAAP (defined below) net income for the year-ended November 30, 2011 was $76.5 million, or $1.61 per diluted share. This is compared to non-GAAP net income for the year-ended November 30, 2010 of $73.2 million, or $1.52 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The adjustments for 2010 relate to the pre-opening expenses for Hollywood Casino at Kansas Speedway - equity in net loss from equity investment; impairments of long-lived assets primarily attributable to certain costs related to the Daytona Development Project which were capitalized and are no longer expected to benefit the future development of the project and, to a much lesser extent, impairments of certain other long-lived assets; interest rate swap expense; the loss on early redemption of debt; and, the de-recognition of potential interest and penalties associated with certain state tax settlements.

The adjustments for 2011 relate to the pre-opening expenses for Hollywood Casino at Kansas Speedway - equity in net loss from equity investment; certain carrying costs related to the Staten Island property; and impairments of certain other long-lived assets.

The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays the equity investment earnings and losses and adjusts for items that are not considered to be reflective of the Company’s continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 5

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Year Ended
	November 30, 2010	November 30, 2011	November 30, 2010	November 30, 2011
Net income	$15,220	$26,466	$54,531	$69,424
Net loss from discontinued operations	—	—	47	—

Income from continuing operations	15,220	26,466	54,578	69,424
Equity in net loss from equity investments, net of tax	164	826	1,155	2,534

Consolidated income from continuing operations excluding equity in net loss from equity investments	15,384	27,292	55,733	71,958
Adjustments, net of tax:
Carrying costs related to Staten Island	—	787	—	1,664
Impairment of long-lived assets	4,728	951	5,373	2,845
Interest rate swap expense	4,421	—	14,473	—
Loss on early redemption of debt	3,963	—	3,963	—
State tax settlements	—	—	(6,338)	—

Non-GAAP net income	$28,496	$29,030	$73,204	$76,467

Per share data:
Diluted earnings per share	$0.32	$0.56	$1.13	$1.46
Net loss from discontinued operations	—	—	—	—

Income from continuing operations	0.32	0.56	1.13	1.46
Equity in net loss from equity investments, net of tax	0.00	0.02	0.03	0.05

Consolidated income from continuing operations excluding equity in net loss from equity investments	0.32	0.58	1.16	1.51
Adjustments, net of tax:
Carrying costs related to Staten Island	—	0.02	—	0.04
Impairment of long-lived assets	0.10	0.02	0.11	0.06
Interest rate swap expense	0.09	—	0.30	—
Loss on early redemption of debt	0.08	—	0.08	—
State tax settlements	—	—	(0.13)	—

Non-GAAP diluted earnings per share	$0.59	$0.62	$1.52	$1.61

From a marketing partnership perspective, the Company sold all of its 2011 NASCAR Sprint Cup and Nationwide series event entitlements and achieved its gross marketing partnership revenue target for the year. For fiscal 2012, ISC has agreements in place for approximately 67.0 percent of its gross marketing partnership revenue target. The Company has five of its available 20 NASCAR Sprint Cup Series event entitlements either open or not announced and three of its 15 NASCAR Nationwide Series event entitlements either open or not announced. This is compared to last year at this time when it had approximately 74.0 percent of its gross marketing partnership revenue target sold and had entitlements for five NASCAR Sprint Cup and four NASCAR Nationwide entitlements either open or not announced.

“Corporate partner support for the industry remains strong. We are seeing pricing stabilize for many of ISC’s inventory of assets,” stated Ms. France Kennedy. “However, as we have noted previously, contract duration for corporate partnerships have been shorter during the economic downturn causing the Company to have a larger inventory of marketing assets to sell going into this season than in prior years. We remain optimistic that we will reach our corporate marketing budget target for the year. We are expecting a strong opening to the season which will assist our sales group in securing the open entitlements as well as other available inventory.”

External Growth, Financing-Related and Other Initiatives

Hollywood Casino at Kansas Speedway

The initial phase of the Hollywood-themed and branded entertainment destination facility, features a 95,000 square foot casino with 2,000 slot machines and 52 table games (including 12 poker tables), a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options, and is scheduled to open on February 3, 2012.

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 6

The Company estimates that its share of capitalized development costs for the project, excluding its contribution of land, remains at approximately $155.0 million. Through November 30, 2011, ISC has funded approximately $92.1 million of these capitalized development costs and expects to fund the remaining amount through the balance of the year. ISC also expects to fund certain working capital needs of the project prior to opening. In addition, the Company will continue to incur certain other start up and related costs through the balance of the year, which will be expensed as equity in net loss from equity investments.

Staten Island

ISC continues its efforts to sell its 676-acre parcel of property located in Staten Island, New York. On March 30, 2011, the New York State Department of Environmental Conservation (“DEC”) published for public comment a series of documents, including an Engineering Work Plan, which will allow the property to be filled. The DEC received comments and subsequently finalized the Engineering Work Plan, as well as a Modified Order on Consent and other related documents. Execution of these documents will allow the property to be filled and remaining environmental remediation to be completed, both of which are necessary precursors for commercial development of the property.

The Company believes this is an important step for the development of the property and its potential to bring jobs and economic development to Staten Island. Currently, the Company does not anticipate that the DEC documents will be signed or that filling activities will commence until after it has sold its interest in 380 Development, a wholly owned indirect subsidiary of ISC. The Company continues to have constructive dialogue with interested buyers.

Liquidity

The Company announces the full redemption of all of its outstanding 5.4 percent Senior Notes due April 2014 on March 15, 2012, the redemption date. The Company intends to use additional borrowings under its 2010 Credit Facility to redeem and retire all outstanding $87.0 million principal amount of the 5.4 percent Senior Notes, including the payment of a redemption premium in the amount of approximately $10.5 million and accrued interest up to, but excluding, the redemption date. The redemption premium represents the make-whole amount calculated in accordance with the related indenture under which the 5.4 percent Senior Notes were issued.

The net redemption premium, associated unamortized net deferred financing costs and unamortized original issuance discount, at the redemption date, totaling approximately $11.0 million, will be recorded as a loss on early redemption of debt.

Commenting on the redemption, Ms. France Kennedy stated, “The redemption of our 2014 Senior Notes is a continuation of ongoing efforts to further strengthen the Company’s financial position, in this case by managing debt maturities in a potentially volatile financial environment. We will monitor interest rate trends to potentially refinance the borrowings of the redeemed notes on our credit facility with lower cost alternatives while extending a significant portion of near-term debt maturities.”

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 7

Capital Spending

The Company competes for the consumers’ discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer’s expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth. While ISC focuses on allocating its capital to generate returns in excess of its cost of capital, certain of these capital improvements will not provide immediate, directly traceable positive returns on invested capital, but will better enable the Company to effectively compete with other entertainment venues for consumer and corporate spending.

For the fiscal year, the Company spent $76.8 million on capital expenditures, which includes $68.0 million for projects at its existing facilities. The remaining balance was associated with land purchases as well as additional capitalized spending for the Staten Island property. In comparison, capital expenditures for fiscal 2010 totaled approximately $105.9 million, which included approximately $85.7 million of projects at the Company’s existing facilities and approximately $9.1 million in long-term restricted cash used for the International Motorsports Center construction.

At November 30, 2011, the Company had approximately $56.5 million remaining in capital projects currently approved for its existing facilities. These projects include the track repaving and reconfiguration, and the construction of a road course at Kansas; grandstand seating enhancements at Talladega and Watkins Glen; parking improvements at Daytona; trackside RV development at Michigan; improvements at various facilities for expansion of parking, camping capacity and other uses; and a variety of other improvements and renovations to its facilities that enable ISC to effectively compete with other sports venues for consumer and corporate spending. As a result of these currently approved projects and anticipated additional approvals in fiscal 2012, the Company expects its total fiscal 2012 capital expenditures at its existing facilities will be approximately $80.0 million to $90.0 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

Ms. France Kennedy added, “Enhancing the live event experience for our guests is a critical strategy for future growth. We are convinced that improving the customer experience through targeted capital improvement initiatives will lead to increased ticket sales as well as pricing power over the longer term.”

Share Repurchase Program

For fiscal 2011, the Company purchased 1,435,811 shares of its Class A stock for approximately $37.1 million, bringing the total number of shares purchased from December 2006 through November 2011 to approximately 6.7 million shares. ISC currently has approximately $72.0 million in remaining capacity on its $330 million authorization including the approval of an incremental $80.0 million in October 2011. Returning capital, through repurchasing shares and an annual dividend payment, is an important component of ISC’s long-term capital allocation strategy.

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 8

Fiscal 2012 Financial Outlook

For fiscal 2012, ISC anticipates total revenues for the full year will range between $610 million and $630 million. The overriding factor for the revenue range being below 2011 levels is due to the revenue ISC recognizes from television and ancillary media rights for NASCAR’s top three racing series, which is included in motorsports related revenue. The Company expects that while the television broadcast agreement will increase by approximately 3.5 percent, the ancillary rights fees will be significantly lower in 2012. This is due to a combination of factors, the biggest of which is related to SiriusXM Radio which has historically been the most significant contributor to the industry’s ancillary rights revenue.

Since the merger of Sirius Satellite Radio and XM Satellite Radio there is now only one satellite provider, SiriusXM Radio, bidding on the distribution rights for original programming. As a result, distribution rights agreements entered into by SiriusXM Radio for original programming subsequent to the merger have generally been lower. This is the case with the agreement NASCAR recently executed for SiriusXM Radio to continue as the exclusive satellite rights provider for NASCAR. The sport and its tens of millions of fans will benefit from the continuation of this developing distribution channel, but the future revenue will be less.

Another ancillary rights revenue source is driven by online content. The Company believes NASCAR will and should negotiate a buy-out of these rights. This would be a positive for the industry, as it puts NASCAR in a better negotiating position for the next broadcast rights agreement. This action will have near-term ramifications for net ancillary rights revenue primarily related to costs of ramping up operations to be ready to optimize these digital media rights when retained by NASCAR.

For 2011, the industry earned approximately $17.0 million of total ancillary rights fees of which the Company received approximately $8.0 million in ancillary rights fees and related satellite radio broadcast fees, or approximately $0.10 per diluted share. For 2012, the Company expects to earn an immaterial amount of ancillary revenue.

Full year non-GAAP earnings are expected to range between $1.50 and $1.60 per diluted share after-tax. From an earnings perspective, the fourth quarter will be our most significant, followed by the second, first and third quarter.

ISC’s 2012 guidance excludes any future loss or gain on impairment or disposal of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property, unanticipated further impairment of the property and the ongoing carrying costs; and the loss on early redemption of debt.

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 9

ISC expects non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 margins, operating margins, and effective income tax rates for the 2011 full year to range as follows:

Year Ending 11/30/2012
EBITDA margin	32.5% - 34.0%
Operating margin	20.0% - 21.0%
Effective tax rate	38.0% - 39.0%

1.	EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012
NASCAR Sprint Cup	4	3	5	7	5	4	7	7	21	21
NASCAR Nationwide	2	1	4	5	5	4	5	5	16	15
NASCAR Camping World	2	1	2	2	2	2	4	4	10	9
IRL IndyCar	0	0	0	0	0	0	0	1	0	1
ARCA RE/MAX	1	1	1	1	2	2	1	1	5	5
Grand-Am Rolex Sports Car	1	1	1	1	3	3	0	0	5	5
AMA Superbike/Supercross	0	0	2	2	0	0	0	0	2	2

	10	7	15	18	17	15	17	18	59	58

Sprint Cup Series:

There are no significant changes to the NASCAR Sprint Cup series schedule for 2012 other than the Daytona 500 kicks the 2012 season on February 26, one week later than usual, and a Kansas event moving from June to April 22.

Nationwide Series:

ISC has one less Nationwide Series event for 2012 as a result of the Company not promoting major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.

Camping World Truck Series:

ISC has one less Camping World Truck Series event for 2012 as a result of the Company not hosting the stand-alone Truck Series event at Darlington for 2012.

IZOD IndyCar

The IZOD IndyCar series is returning to Auto Club Speedway on September 15.

In closing, Ms. France Kennedy stated, “We benefit from a solid financial position that we have maintained over the years which affords us the ability to execute our disciplined capital allocation strategy to maintain our leadership position in the motorsports industry. There is a tremendous opportunity for the Company

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 10

to grow even stronger as we continue to successfully execute our strategic initiatives. And finally, we are excited to introduce into results the operations our Hollywood Casino at Kansas Speedway joint venture, which we believe will significantly contribute to earnings and shareholder value for years to come.”

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 40798943.

A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, February 19, 2012. To access, dial (855) 859-2056 and enter the code 40798943, or visit the “Investor Relations” section of the Company’s Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 11

Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 12

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2010	November 30, 2011	November 30, 2010	November 30, 2011
	(Unaudited)
REVENUES:
Admissions, net	$43,726	$42,112	$160,476	$144,433
Motorsports related	127,599	133,452	420,910	425,655
Food, beverage and merchandise	16,371	12,868	52,527	47,863
Other	3,275	3,510	11,444	11,734

	190,971	191,942	645,357	629,685

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	49,888	49,823	157,571	154,562
Motorsports related	37,532	35,232	142,603	124,861
Food, beverage and merchandise	11,613	9,540	36,949	36,744
General and administrative	25,820	26,851	102,733	98,795
Depreciation and amortization	18,771	19,706	74,465	76,871
Impairment of long-lived assets	7,798	1,568	8,859	4,687

	151,422	142,720	523,180	496,520

Operating income	39,549	49,222	122,177	133,165
Interest income and other	39	32	170	139
Interest expense	(3,434)	(3,278)	(15,216)	(14,710)
Interest rate swap expense	(7,291)	—	(23,878)	—
Loss on early redemption of debt	(6,535)	—	(6,535)	—
Equity in net loss from equity investments	(270)	(1,361)	(1,904)	(4,177)

Income from continuing operations before income taxes	22,058	44,615	74,814	114,417
Income taxes	6,838	18,149	20,236	44,993

Income from continuing operations	15,220	26,466	54,578	69,424
Loss from discontinued operations, net of tax	—	—	(47)	—

Net income	$15,220	$26,466	$54,531	$69,424

Basic and diluted earnings per share:
Income from continuing operations	$0.32	$0.56	$1.13	$1.46
Loss from discontinued operations	—	—	—	—

Net income	$0.32	$0.56	$1.13	$1.46

Dividends per share	$—	$—	$0.16	$0.18

Basic weighted average shares outstanding	48,100,095	47,064,412	48,242,555	47,602,574

Diluted weighted average shares outstanding	48,102,026	47,064,412	48,242,555	47,611,179

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 13

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	November 30, 2010	November 30, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$84,166	$110,078
Receivables, less allowance	33,935	36,098
Inventories	2,733	2,481
Income taxes receivable	18,108	5,914
Deferred income taxes	4,288	3,949
Prep aid expenses and other current assets	6,776	6,875

Total Current Assets	150,006	165,395

Property and Equipment, net	1,376,751	1,371,776
Other Assets:
Long-term restricted cash and investments	1,002	—
Equity investments	43,689	100,137
Intangible assets, net	178,609	178,701
Goodwill	118,791	118,791
Other	9,901	9,839

	351,992	407,468

Total Assets	$1,878,749	$1,944,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,216	$2,264
Accounts payable	15,829	18,051
Deferred income	49,202	46,075
Income taxes payable	—	1,212
Current tax liabilities	4,492	4,178
Other current liabilities	19,000	17,856

Total Current Liabilities	91,739	89,636

Long-Term Debt	303,074	313,888
Deferred Income Taxes	279,641	315,659
Long-Term Tax Liabilities	2,131	1,784
Long-Term Deferred Income	11,915	10,087
Other Long-Term Liabilities	3,072	1,119
Commitments and Contingencies	—	—
Shareholders’ Equity :
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	275	264
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	203	200
Additional paid-in capital	481,154	445,005
Retained earnings	712,099	772,938
Accumulated other comprehensive loss	(6,554)	(5,941)

Total Shareholders’ Equity	1,187,177	1,212,466

Total Liabilities and Shareholders’ Equity	$1,878,749	$1,944,639

ISC REPORTS FISCAL 2011 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 14

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended
	November 30, 2010	November 30, 2011
	(Unaudited)
OPERATING ACTIVITIES
Net income	$54,531	$69,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,465	76,871
Stock-based compensation	1,819	1,466
Amortization of financing costs	671	1,398
Deferred income taxes	22,799	35,688
Loss from equity investments	1,904	4,177
Impairment of long-lived assets, non cash	8,859	4,687
Other, net	398	551
Changes in operating assets and liabilities:
Receivables, net	7,999	(2,163)
Inventories, prepaid expenses and other assets	253	(601)
Accounts payable and other liabilities	(19,251)	(649)
Deferred income	(15,657)	(4,955)
Income taxes	(26,396)	13,138

Net cash provided by operating activities	112,394	199,032
INVESTING ACTIVITIES
Capital expenditures	(105,934)	(76,848)
Proceeds from short-term investments	400	—
Purchases of short-term investments	(200)	—
Decrease in restricted cash	9,142	1,002
Equity investments and advances to affiliate	(31,545)	(60,625)
Other, net	(70)	(56)

Net cash used in investing activities	(128,207)	(136,527)
FINANCING ACTIVITIES
Proceeds under credit facility	202,000	30,000
Payments under credit facility	(175,000)	(82,000)
Proceeds from long-term debt	—	65,000
Payment of long-term debt	(67,974)	(3,216)
Deferred financing fees	(1,651)	(439)
Exercise of Class A common stock options	—	51
Cash dividend paid	(7,706)	(8,585)
Reacquisition of previously issued common stock	(8,262)	(37,404)

Net cash used in financing activities	(58,593)	(36,593)

Net (decrease) increase in cash and cash equivalents	(74,406)	25,912
Cash and cash equivalents at beginning of period	158,572	84,166

Cash and cash equivalents at end of period	$84,166	$110,078

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